EXHIBIT 5.1

July 29, 2008	Main +1.206.447.0900 Fax +1.206.447.0849 26866.0027

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of a warrant to purchase up to $12,000,000 in aggregate purchase price of shares of the Company’s common stock, but not to exceed 27,812,606 shares (the “Warrant”) and the shares of common stock underlying the Warrant (the “Common Stock”) pursuant to Registration Statement on Form S-3 (File No. 333-149982) and a prospectus supplement dated July 29, 2008 (the “Prospectus Supplement”).

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated July 29, 2008, between the Company and Midsummer Investment, Ltd. (the “Purchase Agreement”), (ii) the Warrant, (iii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (iv) a Certificate of Existence/Authorization relating to the Company, issued by the Secretary of State of the State of Washington on July 25, 2008, (v) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (vi) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Warrant and Common Stock and the reservation of 27,812,606 shares of Common Stock. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Washington. The Company has all requisite corporate power and the authority to own its properties and conduct its business as described in the Prospectus Supplement.

Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7098 www.hellerehrman.com

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Cell Therapeutics, Inc.

July 29, 2008

2. The Warrant has been duly authorized by all necessary corporate action on the part of the Company, executed and delivered by the Company and constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3. The shares of Common Stock underlying the Warrant, when and if duly issued upon exercise of the Warrant in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Washington and the State of New York, and we disclaim any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on or about the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement filed July 29, 2008 in connection with the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Agreement, the Warrant or the Common Stock.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Heller Ehrman LLP